UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant ☐  Filed by a Party other than the Registrant ☑

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☐       Preliminary Proxy Statement
☐       Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐       Definitive Proxy Statement
☑       Definitive Additional Materials;
☐       Soliciting Material Pursuant to §240.14a-12

THE PHOENIX COMPANIES, INC.
(Name of the Registrant as Specified In Its Charter)

OLIVER PRESS PARTNERS, LLC
OLIVER PRESS INVESTORS, LLC
AUGUSTUS K. OLIVER
CLIFFORD PRESS
DAVENPORT PARTNERS, L.P.
JE PARTNERS, L.P.
OLIVER PRESS MASTER FUND, L.P.
JOHN CLINTON
CARL SANTILLO
(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

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Attached as Exhibit 1 are soliciting materials posted to http://www.RaiseThePhoenix.com.

Oliver Press Partners, LLC

Raise the Phoenix

Welcome

Welcome to RaiseThePhoenix.com. As one of the largest shareholders of The Phoenix Companies, we have developed this website to keep fellow shareholders informed of our effort to help Phoenix realize what we believe could be its full potential. For over six years as a public company, the Company’s Board of Directors has presided over a falling stock price, a series of ratings downgrades, low return on equity, high operating expenses and what we believe is excessive management compensation. It is time for a new voice in the Board room to speak up for your interests.

Therefore, we have nominated three individuals who we think are highly qualified to serve on the Phoenix Board. If elected, we expect our nominees to immediately seek a complete strategic review of all the Company’s businesses, to push for steps to deal with the Company’s high operating cost structure, and to provide for more rigorous oversight of the Company’s compensation practices. We need your support for this effort. When our proxy is available, we hope that you will vote for our nominees to help protect your investment.

We encourage you to read all of the materials on this website and to continue to visit often as it will be updated frequently.

By using this website (including by accessing any information provided on or through this website), you indicate that you have read and agree to the terms and conditions set forth in our Terms of Use, Legal Disclaimers and Privacy Policy.

Oliver Press Partners, LLC

Raise the Phoenix

Total Retirement and Change-in-Control Package Calculator

The Phoenix Companies continues to say that we “mischaracterize” Dona Young’s compensation packages. It’s hard to find all the pieces, but here’s where to look in the 2008 Phoenix proxy statement. Add it up for yourself.

Dona Young's Total Retirement and Change-in-Control Packages

Click here for Pension Benefits	$12,822,257
Click here for Non-Qualified Deferred Comp	$9,082,095
Click here for Change-in-Control Payments	$27,031,639
Total	**$48,935,991**

Go to page 49 in the section entitled Pension Benefits at 2007 Fiscal-Year End.

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(1) In connection with the redesign of our retirement program, the years of credited service for Messrs. Hofmann, Aylward, Polkinghorn, Wehr and Haylon were frozen on June 30, 2007 for purposes of determining their benefit under the formula in effect prior to July 1, 2007, although their final average earnings will continue to change. As a grandfathered employee, Mrs. Young elected not to participate in the pension equity formula and to continue to have her benefits calculated under the formula in effect prior to July 1, 2007. The restructuring of the retirement program and the grandfathering provisions are in Retirement Plans on page 51.

(2) With respect to the benefits from the formula in effect prior to July 1, 2007, the Present Value of Accumulated Benefit determined as of December 31, 2007 is the greater of the present value of the accrued benefit deferred to normal retirement age and the present value of the accrued benefit deferred to early retirement age using the following assumptions: discount rate (without cost of living adjustment, or “COLA”) of 6.00% and discount rate (with COLA) of 4.70%; mortality table is the RP2000 Combined Healthy Life Table; postretirement COLA of 1.25%; if the years of credited service is equal to or greater than 10 as of December 31, 2007, the normal retirement age is 62 and the early retirement age is 55, but if the years of credited service is less than 10 as of December 31, 2007, the normal retirement age is 65 and there is no early retirement age.

(3) In connection with the redesign of our retirement program, Mrs. Young exercised her option as a grandfathered employee to continue to have her benefits calculated under the formula in effect prior to July 1, 2007. Therefore, Mrs. Young has no accrued benefit under the pension equity formula of the Employee Pension Plan or SERP and she continues to receive the lower Company matching contribution in The Phoenix Companies, Inc. Savings and Investment Plan and The Phoenix Companies, Inc. Non-Qualified Deferred Compensation and Excess Investment Plan. The redesign of our retirement program and the grandfathering provisions are described in the narrative that follows.

(4) Pursuant to the terms of the CEO’s Employment Agreement, if her employment is terminated by us without cause or by her for good reason, as defined in Termination Payments and Change-in-Control Agreements on page 56, and her age is not sufficient to qualify for a retirement under the SERP, she will be deemed to have met any and all conditions, including attaining the requisite age, to qualify for all rights and benefits available as a retiree under the SERP and she will be treated as having met the conditions to qualify for retirement.

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Go to page 53 in the section entitled Non-Qualified Deferred Compensation in Fiscal Year 2007.

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(1) Except as noted otherwise, these figures represent voluntary deferrals of 2007 salary into The Phoenix Companies, Inc. Non-Qualified Deferred Compensation and Excess Investment Plan (the “Excess Investment Plan”), as described in the following narrative. The corresponding salary figures in the Summary Compensation Table for 2007 Fiscal Year on page 40 include these deferral amounts.

(2) These figures represent the 2007 non-qualified Company matching contribution made in the Excess Investment Plan.

(3) Represents the change in account value between December 31, 2006 and December 31, 2007, less any executive or Company contributions, plus any account distributions. With respect to the Excess Investment Plan, these figures reflect the change in account value attributable to balances held in this plan. With respect to deferred RSUs, these figures reflect the change in account value attributable to appreciation/depreciation in our Common Stock price. With respect to deferred dividends, these figures reflect the dividend equivalents paid on deferred RSUs and the value of interest credits paid thereon.

(4) Based on the market value of assumed investment options as of December 31, 2007 (including, where applicable, the closing price of our Common Stock at $11.87 per share).

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Go to page 63 in the section entitled Termination Payments and Change-in-Control Agreements.

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(1) Reflects the higher of target 2007 annual incentive and actual 2007 annual incentive (excluding the annual incentive enhancement component that was scheduled to be awarded in RSUs in 2008 as described in Estimated Future Payouts Under Non-Equity Incentive Plan Awards on page 44) .

(2) All LTIP and RSU amounts are valued based on the December 31, 2007 closing price of our Common Stock of $11.87 per share. Stock options reflect the spread value between the exercise price and $11.87 for any options vesting upon a change-incontrol.

(3) Reflects the applicable Company matching formula from the 401(k) Plan and the Excess Investment Plan multiplied by the base salary component of severance.

(4) Reflects the incremental value of the additional pension benefits calculated based on each NEO’s change-in-control agreement and the corresponding applicable pension formula. Mrs. Young’s amount includes $1,219,695, representing the present value of commencing her pension 13 months prior to the normal age 55 early retirement commencement date. This portion of her change-in-control pension enhancement will decline in value each month until January 2009, at which time there will be no value to this enhancement.

(5) If change-in-control payments are greater than three times the average W-2 reported compensation for the preceding five years, then an excise tax is imposed on the portion of the payment that exceeds one times the average W-2 reported compensation for the preceding five years (the “base amount”). Pursuant to the change-in-control agreements applicable to Mrs. Young, Mr. Polkinghorn and Mr. Wehr, an additional gross up payment equal to the value of the excise tax imposed will be paid. The determination as to whether and when a gross up payment is required, the amount of the gross up payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent certified public accountants. The change-in-control agreements for Messrs. Hofmann and Aylward as of December 31, 2007 limited payments in connection with a change-in-control to 2.99 times the base amount. As such, the figures reflected for each reflect the reduction in benefits required to meet this limit. Effective January 1, 2008, in connection with their respective promotions to senior executive vice president in 2007, and in connection with revisions made to the change-in-control agreements as described in Change-in-Control Agreements on page 36, Messrs. Hofmann and Aylward received the form of change-in-control agreement that includes a gross-up provision instead of the 2.99 times base amount limit, consistent with the practice for the other NEOs.

(6) Reflects estimated Company cost of continuing to subsidize certain health and welfare benefits for the NEOs, other than Mrs. Young, for 30 months with respect to Messrs. Polkinghorn and Wehr and 24 months with respect to Messrs. Hofmann and Aylward. With respect to Mrs. Young, this reflects the estimated Company cost of subsidizing certain health and welfare benefits as provided in her Change-in-Control Agreement.

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